Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127206) pertaining to the BFC Financial Corporation 2005 Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-12543) pertaining to BFC Financial Corporation Stock Option Plan of our report dated March 12, 2009 with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008, which are included as an Exhibit in the BFC Financial Corporation Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP
Certified Public Accountants
West Palm Beach, Florida
March 25, 2009